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                                                                   Exhibit 5.1

                            [Perkins Coie Letterhead]
                                September 11, 1997

Shurgard Storage Centers, Inc.
1201 Third Avenue, Suite 2200
Seattle, Washington  98101

Gentlemen and Ladies:

    We have acted as counsel to you in connection with (i) the proceedings for the authorization and issuance by Shurgard Storage Centers, Inc. (the "Company") of up to 727,080 shares of the Company's Class A Common Stock, par value $0.001 per share (the "Common Shares") and (ii) the preparation and filing of a prospectus supplement to the Company's Registration Statement on Form S-3, File No. 33-58693, which was declared effective by the Securities and Exchange Commission on May 3, 1995 (the "Registration Statement"), which you have filed with the Securities and Exchange Commission with respect to the Common Shares (the "Prospectus Supplement").

    We have examined the Registration Statement, the Prospectus Supplement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

    Based upon the foregoing, we are of the opinion that upon the due execution by the Company and registration by its registrar of the Common Shares, and the sale of the Common Shares as contemplated by the Registration Statement and the Prospectus Supplement and in accordance with the applicable corporate, shareholder and governmental authorizations, the Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Form 8-K, and to the reference to our firm the Prospectus Supplement and the Registration Statement under the headings "Legal Matters."


                                 Very truly yours,

                                 PERKINS COIE